Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated November 8, 2021

Registration No.  333-256258

naked brand group | CENNTRO

INVESTOR PRESENTATION

NOVEMBER 2021

Disclaimer

Basis of Presentation

This Presentation (this "Presentation") is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination between Cenntro Automotive Corporation, Cenntro Electric Group, Inc. and Cenntro Automotive Group Limited (collectively "Centro") and Naked Brand Group Limited (Nasdaq:NAKD) ("NAKD") and related transactions (the "Potential Business Combination") and for no other purpose.

This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with the Potential Business Combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This Presentation does not constitute either advice or a recommendation regarding any securities.

No representations or warranties, express or implied are given in, or in respect of, this Presentation. Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither NAKD nor Cenntro has independently verified the data obtained from these sources and cannot assure you of the data's accuracy or completeness. This data is subject to change. Recipients of this Presentation are not to construe its contents, or any prior or subsequent communications from or with NAKD, Cenntro or their respective representatives as investment, legal or tax advice. In addition, this Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of CEnntro or the Potential Business Combination. Recipients of this Presentation should each make their own evaluation of Cenntro and of the relevance and adequacy of the information and should make such other investigations as they deem necessary.

Forward Looking Statements

Certain statements included in this Presentation are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the Potential Business Combination and the projected future financial performance of Cenntro and Cenntro's operating companies following the Potential Business Combination; (3) changes in the market for Cenntro's products, and expansion plans and opportunities; (4) the sources and uses of cash of the Potential Business Combination; (5) the anticipated capitalization and enterprise value of the combined company following the consummation of the Potential Business Combination; and (6) expectations related to the terms and timing of the Potential Business Combination. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of Cenntro's and NAKD's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Cenntro or NAKD. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political, regulatory, and legal conditions; the inability of the parties to successfully or timely consummate the Potential Business Combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Potential Business Combination is not obtained; failure to realize the anticipated benefits of the Potential Business Combination; risks relating to the uncertainty of the projected financial information with respect to Cenntro; Cenntro's ability to successfully maintain and expand its product

Disclaimer Continued

offerings; competition; the uncertain effects of the COVID-19 pandemic; and those factors discussed in documents of NAKD filed, or to be filed, with the U.S. Securities and Exchange Commission (the "SEC"). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Cenntro nor NAKD presently know or that Cenntro and NAKD currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect Cenntro's and NAKD's expectations, plans or forecasts of future events and views as of the date of this Presentation. Cenntro and NAKD anticipate that subsequent events and developments will cause Cenntro's and NAKD's assessments to change. However, while Cenntro and NAKD may elect to update these forward-looking statements at some point in the future, Cenntro and NAKD specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Cenntro's and NAKD's assessments as of any date subsequent to the date of this Presentation. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Data

The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. Cenntro and NAKD assume no obligation to update the information in this Presentation.

Trademarks

Cenntro and NAKD own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This Presentation may also contain trademarks, service marks, trade names and copyrights of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this Presentation is not intended to, and does not imply, a relationship with Cenntro or NAKD, or an endorsement or sponsorship by or of Cenntro or NAKD. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Presentation may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that Cenntro or NAKD will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

Use of Projections

This Presentation contains projected financial information with respect to Cenntro for future fiscal periods. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The projections, estimates and targets in this Presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cenntro's and NAKD's control. See "Forward-Looking Statements" above. While all projections, estimates and targets are necessarily speculative, Cenntro and NAKD believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in such projections, estimates and targets. The inclusion of projections, estimates and targets in this Presentation should not be regarded as an indication that Cenntro and NAKD, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events. Neither the independent auditors of Cenntro nor the independent registered public accounting firm of NAKD has audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation.

Disclaimer Continued

Important Information for Investors and Stockholders; Participants in the Solicitation

In connection with the Acquisition, NBG will file with the SEC a report of foreign private issuer on Form 6-K that includes the notice of meeting and explanatory memorandum to be used in connection with the extraordinary general meeting held for the purpose of approving the Acquisition and certain other related matters. NBG plans to mail the notice of meeting and explanatory memorandum to its shareholders in connection with the extraordinary general meeting. SHAREHOLDERS OF NBG AND OTHER INTERESTED PARTIES ARE URGED TO READ THE NOTICE OF MEETING AND EXPLANATORY MEMORANDUM TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES, THE TRANSACTIONS AND RELATED MATTERS. Shareholders of NBG and other interested parties will be able to obtain free copies of the documents described above (when available) and other documents filed with the SEC by NBG through the website maintained by the SEC at www.sec.gov..

This Presentation is not a substitute for the proxy materials or the prospectus or for any other document that NAKD may file with the SEC in connection with the Potential Business Combination.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NBG has entered into an equity distribution agreement with Maxim Group LLC. NBG has filed a registration statement (including a prospectus) with the SEC and is filing a prospectus supplement for the offering contemplated by the equity distribution agreement. Before you invest, you should read the prospectus in that registration statement, including the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the agent for the offering will arrange to send you the prospectus if you request it by e-mailing syndicate@maximgrp.com.

Today's Presenters



naked brand group

JUSTIN DAVIS-RICE
CEO & Chairman

Bio:

- Previous CEO and Chairman of Bendon Limited, which he merged with Naked Brand Group in 2018
- Current CEO and Chairman of Naked Brand Group (since 2018)



CENNTRO

PETER WANG
Founder & CEO

Bio:

- Previous MTS of Bell Laboratory, AT&T Architecture Award Winner
- Founder of UTStarcom, Sinomachinery
- More than 30 year as early expert in AI fields. Holds more than 150 patents.
- Named as top 50 Outstanding Asian American 2001 and Most Intriguing Entrepreneur by Goldman Sachs 2019



CENNTRO

MARIANNE McINERNY
Chief Marketing Officer

Bio:

- Previous Assistant Secretary for Public Affairs US Department of Transportation
- Past President, American International Automobile Dealers Association, which represents more than 11,000 dealer organizations in the US
- Previous EVP of Smith Electric

Why Cenntro Automotive Group?

- Management and your board have been seeking an emerging growth company that would deliver compelling value to shareholders.
- We informed the market at our August AGM that we believed we had found such a company, and today are excited to introduce Cenntro Automotive Group (Cenntro).
- We believe Cenntro is a sector technology pioneer for both Artificial Intelligent (AI) Autonomous Driving and commercial electric vehicle production. Cenntro:
  - has produced and sold more commercial electric vehicles than any other company,
  - is at point of inflection, where revenue has begun to scale rapidly,
  - generates a gross margin that is far superior to industry peers; and
  - is at the forefront of an industry that has become a key part of global commerce.
- The market opportunity in this sector is further validated by Amazon and Ford and the multi billion dollar investments in Rivian.
- We believe the valuation for this transaction is compelling.

Transaction Highlights

- A definitive agreement for the transaction was announced today. Under the agreement, Naked Brand Group will issue CAG a number of shares such that CAG's equity holders will own approximately 70% of Naked Brand Group's fully diluted outstanding shares after the transaction.
- The transaction is subject to certain conditions to closing, including Nasdaq, ASIC (an Australian regulatory body) and shareholder approval, completion of the divestiture of the Frederick's of Hollywood business, and Naked Brand Group completing financing transactions such that it has US$282 million in cash (including the $5m Bendon and $30 million Cenntro loan) at closing.
- Naked Brand Group has made a $30 million secured loan to Cenntro to provide additional working capital to meet the delivery schedules for its backlog during the pendency of the transaction.
- We expect the regulatory and shareholder approvals to take approximately 45 days, by which time we expect that the divestiture and financings will be complete and anticipate the transaction will close by year end 2021, subject to satisfying the closing conditions set forth above.
- Both parties are firmly committed to concluding this transaction as efficiently as possible and have been working closely together for more than 90 days.
- At the conclusion of the transaction, both Justin Davis-Rice and Simon Tripp will remain on the Board of Directors.
- We greatly appreciate all the support of our shareholders and believe that this transaction gives the company and its shareholders a very exciting path forward in an explosive growth industry.

Cenntro Automotive Group

- Cenntro is a technology pioneer in Artificial Intelligent (AI) Autonomous Driving and Commercial Electric Vehicle production, and a leading designer and manufacturer of electric light and medium-duty commercial vehicles (“ECV”).

- Cenntro’s purpose-built ECVs are designed for serving a variety of corporate and government organizations in support of city services, last-mile delivery and other commercial applications.

- Cenntro’s cutting-edge technological research and development capabilities and IP include vehicle design, digital component development, vehicle control software and “smart” driving putting Cenntro at the forefront of the technical evolution of the ECV market.


CENNTRO

CENNTRO

Early to Market – a Commercial Electronic Vehicle Leader

- Cenntro was an early entrant in commercial EV, investing significantly since 2013.
- Cenntro has produced and delivered over 3,300 commercial electric vehicles, more than any other company.
- Cenntro has a strong technology backbone, having over 238 patents granted to protect its IP.

3,300+ Vehicles delivered	**32+** Countries certified	**$5.5M** FY 2020 Revenue
20M+ Est. miles traveled	**26+** Countries shipped	**$2.1B** 2023 Est. Revenue
238+ Patents granted	**6+** Assembly plants	**25%+** Gross Margin

Competitive Advantages

- Production is through a "capital-lite" operating model allowing it to add and scale facilities without the traditional capital intensive investments in plant and infrastructure its peers face.
- Cenntro's established tier one supply-chain provides a reliable volume source of components supporting the company's demand, despite industry-wide supply chain disruptions.
- The company has already produced and sold commercial quantities of electric vehicles in 26+ countries.
- We believe Cenntro's gross margin is the highest in the global commercial electric vehicle industry today.
- The IP in Cenntro's "Advanced System-on-chip" (SOC) technology and Artificial Intelligence (AI) enables autonomous driving across multiple applications today and into the future.
- Cenntro's new model pipeline is anticipated to launch in both 2021 and 2022 across multiple markets.





CENNTRO

Significant Revenue and Sales Growth Anticipated


74,880
$2,116
629%
CAGR
21,522
$506
707
$5.5
1,563
$25
2020 Actual
2021F
2022F
2023F
Sales Volume (units)
Revenue ($ in millions)

Current and Future Production Capacity

- Assembly Partners (6 Current facilities)
- China (Current)
- Jacksonville, U.S.A. (Q1/2022)
- Dusseldorf, Germany (Q1/2022)
- Japan (Q4/2022)
- Seattle, U.S.A. (Q2/2023)








Assembly Capacity
100
90
80
70
60
50
40
30
20
10
0
92.4
In '000 thousands
2021
2022
2023
Assembly Partners
China Plant
Florida Plant
Dusseldorp Plant
Japan Plant
Seattle Plant

naked brand group.

CENNTRO

Commercial Electric Vehicles - Explosive Market Opportunity

- Cenntro's Advanced System On Chip (SOC) technology and AI differentiates it from competitors with its iPhone-like functions that enable autonomous driving applications.

- Commercial electric vehicle demand is expected to increase 15-fold in the next six months.*
  - According to leading energy consultancy Wood Mackenzie, the commercial EV market will expand from a low base today to global sales of 3 million by 2025 and 9 million by 2030.
  - Lightweight Commercial EV penetration will grow from 1% in 2021 to 31% in 2030.**

- Global demand for green energy solutions has never been greater supported, by a favourable environmental and regulatory framework.

- We anticipate that the vehicles will be eligible for federal, state and local incentives that can range from $30,000 to $60,000 per vehicle.

naked brand group.

* Economic Times published Sept 27, 2021
** Bloomberg NEF 2021

CENNTRO

Attractive Entry Valuation Relative to Comps

- Cenntro is the only company that sold a commercial quantity of vehicles and generated meaningful revenue in 2020.
- Arrival has a $10 Billion valuation and has indicated it will deliver no vehicles this year and will only begin testing vehicles on the road in the first quarter of 2022.
- Nikola has a valuation of over $5 Billion and Cenntro is expected to deliver ten times the number of Commercial Electric Vehicles as Nikola this year.

	Company produces Commercial EV	Market Cap[1]	LT 2020 EV Delivered	2020A Revenue	2021F Revenue	2023F Revenue	2023F EV/Revenue
	CENNTRO	**Private**	**>3,300**	**$5.5 M**	**$25 M**	**$2.1B**	**0.80x**
IPO	RIVIAN	$55B*	0	$0	n.a.	n.a.	n.a.
SPAC	ARRIVAL	$10.6B	0	$0	-	$5.1 B	1.98x
SPAC	NIKOLA	$5.1B	0	$95K	$19.3M	$885M	5.61x
SPAC	HYLIION	$1.4B	0	$0	$1.5M	$885M	1.57x
SPAC	LORDSTOWN	$1.0B	0	$0	$65.5M	$2 B	0.46x
SPAC	WORKHORSE	$.9B	<100	$1.4 M	$75.2M	$395M	2.05x

1: Market Cap as of 11/4/2021 *: Estimated Market Cap $55B.

naked brand group. Equity Value ('EV'): Source: FactSet

CENNTRO

Attractive Entry Valuation Relative to Comps (EV/Revenue)



2023F EV/Revenue
6.00x
5.00x
4.00x
3.00x
2.00x
1.00x
0.00x
0.80x
5.61x
2.05x
1.98x
1.57x
0.46x
Median: 1.78x
CENNTRO
NIKOLA
WORKHORSE
ARRIVAL
*
HYLIION
LORDSTOWN

naked brand group.

Equity Value ('EV'): Source: FactSet

Established End User Customer Base and Partner Network

- Cenntro has an extensive established channel and strategic partner network across the United States, Europe and Southeast Asia.
- The growth of Cenntro's company-operated in-market assembly facilities through the capital accessed via this transaction will expand its production volume capabilities, initially in Jacksonville, Florida and Dusseldorf in Germany, to meet sales demand and forecasts.

UNITED STATES

DAISO Comercializadors

EUROPE

SOUTHEAST ASIA / UAE

Strong Existing Vehicle Pipeline with Anticipated Launch Dates

METRO


EU

- Urban Delivery vehicle
- Urban services
- Campus & Resorts
- N1/L7e/NEV

LOGISTAR 400



- Last mile delivery vehicle
- Service truck
- Mobile vending
- Class 4

NEIBOR 200


EU

- Neighbourhood Delivery
- Instant/on-demand delivery
- Service vehicle
- L7e

LOGISTAR 200


EU

- Last mile delivery in Europe
- Urban utility vehicle
- General urban purpose
- N1

TERRAMACK


EU

- Utility Vehicle
- Agricultural use
- Leisure and resort
- ORV

Launch date	METRO	LOGISTAR 400	NEIBOR 200	LOGISTAR 200	TERRAMACK
	In market	11/21	12/21	12/21	2/22

Leading Evolution to Artificial Intelligence & Commercial Autonomous Driving


Panel
Door / AC
UNLOCK
LOCK
Vehicles
Status
Location
My Account


CENNTRO

- Cenntro is at the forefront of Commercial Vehicle Artificial Intelligent and Autonomous Driving.
- Cenntro's Advanced System On Chip (SOC) technology embeds all of the Driving Control and computing software, hardware and the processor on a single chip creating a fully digitized Autonomous Driving Control System.
- Cenntro's unique "chip" and IP puts it at the forefront of the global commercial EV industry and its evolution into Autonomous Driving and AI controlled vehicle functionality.

Future Growth Driver - Cenntro iChassis platform for Autonomous Driving Applications

- Cenntro's iChassis has iPhone-like functions that allow app installations for different Autonomous Driving Applications
- Apps can be downloaded to the Cenntro iChassis for different vertical uses, which will also enable a future recurring revenue model for Cenntro
- Applications include autonomous driving for city delivery, city sanitation, city surveillance, mobile vending, auto transportation and rescue
- Initial production of the Cenntro iChassis anticipated in Q3 2022. Cenntro owns 100% of the IP in this technology


Street Sweeper Robot
Autonomous Transporter
Material Handling Robot
Mobile Vending Machine
Mobile Service Station
Auto-patrol Car
Automotive Package Delivery Cart
Autonomous City Deliver Truck

naked brand group.

CENNTRO

Key Milestones Expected Over The Next 18 Months

- Close transaction by year end 2021, with $282M in capital and no debt.
- Assembly to start at new facility in Jacksonville, Florida with annual assembly capacity of 20,000 vehicles, in early 2022.
- Assembly to start at new facility in Dusseldorf, Germany with annual assembly capacity of 15,000 vehicles by year end, in early 2022.
- First commercial volume of Cenntro iChassis Autonomous Driving delivered into market
- Announce new customer partnerships and new markets
- Delivery of new vehicle models into various markets
- Further development of proprietary technology including AI platform




naked brand group
CENNTRO